EXHIBIT 99.1

Heron Therapeutics Announces First Quarter 2016 Financial Results and Recent Corporate Progress

REDWOOD CITY, Calif. – May 5, 2016 – Heron Therapeutics, Inc. (NASDAQ: HRTX), a biotechnology company focused on improving the lives of patients by developing best-in-class medicine that address major unmet medical needs, today reported first quarter 2016 financial results and highlighted recent corporate progress.

Recent Corporate Progress:

On April 18, 2016, Heron announced that the U.S. Food and Drug Administration (FDA) has indicated that there are no substantive deficiencies in the New Drug Application (NDA) for SUSTOL® (granisetron) Injection, extended release, Heron’s lead product candidate for the prevention of chemotherapy-induced nausea and vomiting (CINV) in cancer patients, and has begun labeling discussions with the Company.

Heron has continued to implement a broad-based Phase 2 clinical program of HTX-011, its lead product candidate for the prevention of post-operative pain. In February 2016, Heron initiated a Phase 2 clinical trial of HTX-011 in patients undergoing abdominoplasty, and in April 2016, Heron initiated a Phase 2 clinical trial of HTX-011 in patients undergoing bunionectomy. In addition, the Company continues to enroll patients in an ongoing Phase 2 clinical trial in patients undergoing inguinal hernia repair.

“We continue to work closely with the FDA on our NDA for SUSTOL and look forward to bringing this important therapeutic to patients suffering from CINV,” commented Barry D. Quart, Pharm.D., Chief Executive Officer of Heron Therapeutics. “We also continue to make important progress in our HTX-011 post-operative pain program, including the recent initiation of our fourth Phase 2 study of HTX-011. We look forward to reporting top-line data from our ongoing studies, beginning with data from our study in inguinal hernia repair, which we expect late in this quarter.”

Results of Operations

As of March 31, 2016, Heron had approximately $100.4 million in cash, cash equivalents and short-term investments, compared to $131.2 million as of December 31, 2015. The net decrease in cash, cash equivalents and short-term investments was primarily due to net cash used in operating activities in the first quarter of 2016. Based on current operating plans and projections, Heron believes that its current working capital is sufficient to fund operations through 2016.

Heron’s net cash used for operating activities for the quarter ended March 31, 2016 was $32.4 million compared to net cash used for operating activities of $19.7 million for the same period in 2015.

Heron’s net loss for the quarter ended March 31, 2016 was $33.4 million, or $0.92 per share, compared to a net loss of $20.6 million, or $0.70 per share, for the same period in 2015.

The increase in net cash used for operating activities and net loss in the first quarter of 2016 as compared to the same period in 2015 were primarily due to costs incurred in preparation for the commercial launch of SUSTOL, as well as clinical and manufacturing costs related to our Phase 2 clinical studies for HTX-011 and costs associated with the development of HTX-019.

About Heron Therapeutics, Inc.

Heron Therapeutics, Inc. is a biotechnology company focused on improving the lives of patients by developing best-in-class medicine that address major unmet medical needs. Heron is developing novel, patient-focused solutions that apply its innovative science and technologies to already-approved pharmacological agents for patients suffering from cancer or pain. Heron’s goal is to build on therapeutics with well-known pharmacology by improving their tolerability and efficacy as well as broadening their potential field of use. For more information, visit www.herontx.com.

Forward-Looking Statements

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Heron cautions readers that forward-looking statements are based on management’s expectations and assumptions as of the date of this news release and are subject to certain risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, but are not limited to, those associated with: financial estimates, the projected sufficiency of our capital position for future periods, the review of the SUSTOL NDA by the FDA, the potential market opportunity for SUSTOL and new products generally, expected timing and acceptance of the SUSTOL commercial launch, the progress in the research and development of HTX-019, HTX-011 and our other programs, including the timing of preclinical, clinical, and manufacturing activities, safety and efficacy results from our studies, and other risks and uncertainties identified in the Company’s filings with the Securities and Exchange Commission. Forward-looking statements reflect our analysis only on their stated date, and Heron takes no obligation to update or revise these statements except as may be required by law.

HERON THERAPEUTICS, INC.

Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended
	March 31,
	(Unaudited)
	2016	2015
Operating expenses:
Research and development	$16,092	$14,504
General and administrative	5,367	3,587
Sales and marketing	11,853	2,269

Total operating expenses	33,312	20,360

Loss from operations	(33,312)	(20,360)
Interest expense, net	(133)	(210)

Net loss	$(33,445)	$(20,570)

Basic and diluted net loss per share	$(0.92)	$(0.70)

Shares used in computing basic and diluted net loss per share	36,229	29,392

HERON THERAPEUTICS, INC.

Condensed Consolidated Balance Sheet Data
(in thousands)

	March 31,	December 31,
	2016	2015
	(unaudited)
Cash, cash equivalents and short-term investments	$100,407	$131,166
Total assets	111,846	137,845
Total stockholders’ equity	$92,676	$118,110

Contacts:
Investor Relations Contact:
Jennifer Capuzelo, Associate Director, Investor Relations
858-703-6063
jcapuzelo@herontx.com

Corporate Contact:
Barry D. Quart, Pharm D., Chief Executive Officer
650-366-2626

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